UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2010

GLOBAL SECURITY AGENCY INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53184	98-0516432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5259 Jackson Road
Montgomery, TX 77316
(Address of principal executive offices)

(888) 281-1618
(Registrant’s telephone number, including area code)

__________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02  Unregistered Sales of Equity Securities

On May 18, 2010 we effected a consolidation of our common stock on a 1:10 basis, without any change to our authorized capital or the par value of our common stock (the “Reverse Split”).  In order for the Reverse Split to be recognized on the OTC Bulletin Board and Pink OTC Markets, the Financial Industry Regulatory Authority (“FINRA”) was required to process the corporate action.

The Reverse Split was processed by FINRA and became effective in the market at the open of business on June 28, 2010.  As a result, the number of shares of our outstanding common stock decreased from 66,006,450 shares to 6,600,645 shares.  Subsequently, on June 28, 2010 we completed the sale of 39,000,000 shares of our common stock at a price of $0.0001 per share for gross proceeds of $3,900 to our directors, officers and certain investors.  We now have a total of 45,600,645 outstanding shares of common stock.  We originally intended to issue the 39,000,000 shares of our common stock on May 18, 2010, but were not permitted to do so by our transfer agent until FINRA had processed the Reverse Split and declared it effective in the market.

The sale of the 39,000,000 shares of our common stock was made pursuant to exemptions from the registration requirements of the United States Securities Act of 1933, as amended, provided by (i) Rule 506 of Regulation D, whereby each such purchaser represented to us that the purchaser is an accredited investor, and (ii) Regulation S, whereby each such purchaser represented to us that the purchaser is not a U.S. person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2010		GLOBAL SECURITY AGENCY INC.
(Registrant)

	By:	/s/ Larry Lunger
Larry Lunger
Chief Executive Officer